Exhibit 99.1

USANA Health Sciences Reports Record Net Sales of $233.2 Million; 41% Increase in EPS for Second Quarter 2015

  Second quarter net sales increased 23.9% to $233.2 million
  Second quarter EPS increased 41.2% to $1.92
  Number of active Associates increased 40.3% to 397,000
  Company increases outlook for 2015

SALT LAKE CITY--(BUSINESS WIRE)--August 4, 2015--USANA Health Sciences, Inc. (NYSE: USNA) today announced record financial results for its fiscal second quarter ended July 4, 2015. The Company also increased its financial outlook for 2015.

Financial Performance

For the second quarter of 2015, net sales increased to $233.2 million, up 23.9% compared with $188.3 million in the prior-year period. The increase in net sales was driven by 40.3% growth in the number of active Associates and 15.2% growth in the number of Preferred Customers. Also included in net sales for the quarter is $5 million in revenue that was deferred during the previous quarter in connection with price increases in China. Fluctuations in currency exchange rates negatively impacted net sales by $9.7 million due to the strengthening of the U.S. dollar.

Net earnings for the second quarter increased by 31.7% to $25.4 million, compared with $19.3 million during the prior-year period. The increase in net earnings was driven by higher net sales, improved gross margins and lower relative selling, general and administrative expense, which were partially offset by higher relative Associate Incentives expense.

Earnings per diluted share for the second quarter increased 41.2% to $1.92, compared with $1.36 in the prior year period. The increase in earnings per share was attributable to higher net earnings and a lower number of diluted shares outstanding due to the Company’s share repurchases during 2014. Weighted average diluted shares outstanding were 13.2 million as of the end of the second quarter of 2015, compared with 14.2 million in the prior-year period. During the second quarter of 2015, the Company did not repurchase any shares of common stock.

The Company ended the second quarter with $150.9 million in cash and cash equivalents, zero debt and $61.2 million remaining under the current share repurchase authorization.

“USANA generated exceptional results during the second quarter, which again included double-digit growth in sales, earnings and customers,” said Kevin Guest, USANA’s President. “Our better-than-expected results reflect the strong momentum we are seeing in our business, which is largely being driven by our strategies for customer growth.”

Regional Results

Net sales in the Asia Pacific region increased by 35.4% to $168.7 million, compared with $124.6 million for the second quarter of the prior year. Sales grew 51.6% in the Greater China region, 7.8% in the Southeast Asia Pacific region and 32.4% in the North Asia region. Sales growth in Greater China was driven by strong customer growth in Mainland China, while growth in Southeast Asia Pacific resulted from customer growth within each market in the region. Finally, sales growth in North Asia was driven by double-digit customer growth in South Korea.

The number of active Associates in the Asia Pacific region increased by 53.2% year-over-year, and increased 6.2% sequentially. Net sales in the Asia Pacific region were negatively impacted by $5.1 million due to the strengthening of the U.S. dollar.

Net sales in the Americas/Europe region increased modestly to $64.5 million and were negatively impacted by $4.6 million due to the strengthening of the U.S. dollar. Canada, Mexico and Colombia all generated double-digit customer growth in the second quarter, compared with the prior year period.

“Although currency remains a headwind, our business continues to generate solid worldwide growth,” continued Guest. “While Mainland China continues to lead the way, it is noteworthy that USANA generated both sales and customer growth in nearly every market around the world, which reflects the demand for our best-in-class products and business opportunity. During the quarter, we held our annual Asia Pacific convention in Singapore, where thousands of our Associates celebrated their success and received additional training. Later this month, we will hold our annual International Convention in Salt Lake City, where we also expect record attendance and another amazing event.”

Outlook

The Company provided the following updated consolidated net sales and earnings per share outlook for 2015:

  Consolidated net sales between $900 million and $920 million, versus the previous outlook of between $870 million and $890 million
  Earnings per share between $6.90 and $7.20, versus the previous outlook of between $6.45 and $6.75

Chief Financial Officer Paul Jones said, “During the quarter, our team capitalized on the leverage opportunity created by higher sales. As we anticipated, our Associate Incentives expense returned to our customary range following the completion of our promotional activities during the prior two quarters. The relative improvement in both gross margins and SG&A for the quarter also enhanced this leverage. In light of our better than expected results during the first half of 2015, and the momentum we continue to see in our business, we are increasing our outlook for 2015 and look forward to delivering another year of record results for USANA and its stakeholders.”

Conference Call

The Company has posted the “Management Commentary, Results and Outlook” document on the Company’s website (www.usanahealthsciences.com) under the “Investor Relations” section of the site. USANA will hold a conference call and webcast to discuss today’s announcement with investors on Wednesday, August 5, 2015 at 11:00 a.m. Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com. The call will consist of brief opening remarks by the Company’s management team, before moving directly into questions and answers.

About USANA

USANA develops and manufactures high-quality nutritional supplements, healthy foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium and Colombia. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	28-Jun-14	4-Jul-15	28-Jun-14	4-Jul-15

Net sales	$188,256	$233,244	$370,657	$452,622
Cost of sales	34,865	40,089	68,693	78,453
Gross profit	153,391	193,155	301,964	374,169

Operating expenses
Associate incentives	81,098	101,877	159,972	203,230
Selling, general and administrative	43,206	52,505	87,783	102,380

Earnings from operations	29,087	38,773	54,209	68,559

Other income (expense)	297	(86)	422	82
Earnings before income taxes	29,384	38,687	54,631	68,641

Income taxes	10,083	13,271	18,793	23,545

NET EARNINGS	$19,301	$25,416	$35,838	$45,096

Earnings per share - diluted	$1.36	$1.92	$2.50	$3.43
Weighted average shares outstanding - diluted	14,235	13,225	14,315	13,155

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of	As of
ASSETS	3-Jan-15	4-Jul-15
Current Assets
Cash and cash equivalents	$111,126	$150,929
Inventories	45,248	54,022
Prepaid expenses and other current assets	34,553	39,864
Total current assets	190,927	244,815

Property and equipment, net	71,164	73,939
Goodwill	17,941	17,948
Intangible assets, net	40,952	40,763
Deferred income taxes	5,933	5,998
Other assets	23,667	25,047
Total assets	$350,584	$408,510

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$7,779	$9,038
Other current liabilities	100,926	103,818
Total current liabilities	108,705	112,856

Other long-term liabilities	1,114	1,062
Deferred income taxes	10,601	10,068

Stockholders' equity	230,164	284,524
Total liabilities and stockholders' equity	$350,584	$408,510

USANA Health Sciences, Inc.
Sales by Region
(Unaudited)
(In thousands)

	Quarter Ended
	28-Jun-14		4-Jul-15
Region

Asia Pacific

Greater China	74,091	39.4%	112,333	48.2%

Southeast Asia Pacific	42,689	22.7%	46,033	19.7%

North Asia	7,815	4.1%	10,346	4.4%

Asia Pacific Total	124,595	66.2%	168,712	72.3%

Americas and Europe	$63,661	33.8%	$64,532	27.7%

Total	$188,256	100.0%	$233,244	100.0%

Active Associates by Region (1)
(Unaudited)

	As of
	28-Jun-14		4-Jul-15
Region

Asia Pacific

Greater China	125,000	44.1%	216,000	54.4%

Southeast Asia Pacific	67,000	23.7%	79,000	19.9%

North Asia	9,000	3.2%	13,000	3.3%

Asia Pacific Total	201,000	71.0%	308,000	77.6%

Americas and Europe	82,000	29.0%	89,000	22.4%
Total	283,000	100.0%	397,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased from us any time during the most recent three-month period, either for personal use or for resale.

Active Preferred Customers by Region (2)
(Unaudited)

	As of
	28-Jun-14		4-Jul-15
Region

Asia Pacific

Greater China	3,000	3.8%	4,000	4.4%

Southeast Asia Pacific	11,000	13.9%	12,000	13.2%

North Asia	5,000	6.4%	9,000	9.9%

Asia Pacific Total	19,000	24.1%	25,000	27.5%

Americas and Europe	60,000	75.9%	66,000	72.5%
Total	79,000	100.0%	91,000	100.0%

(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased from us any time during the most recent three-month period.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Patrique Richards, 801-954-7961
Investor Relations
investor.relations@us.usana.com
or
Media contact:
Dan Macuga, 801-954-7280
Public Relations